Exhibit 99.1

CUSIP No. V0393H103

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the equity shares, par value US$0.000625 per share, of Azure Power Global Limited, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 11, 2021.

Helion Venture Partners II, LLC

By:	/s/ Dourvesh Kumar Chumun
Name:	Dourvesh Kumar Chumun
Title:	Director

Helion Investment Management, LLC

By:	/s/ Kamila Vythilingum
Name:	Kamila Vythilingum
Title:	Director

SA Holdings Global Ltd

By: Chronos Ltd., its Director

By:	/s/ Dourvesh Kumar Chumun
/s/ Kamalam Pillay Rungapadiachy
Name:	Dourvesh Kumar Chumun & Kamalam Pillay Rungapadiachy
Title:	Authorized signatories

Sanjeev Aggarwal

/s/ Sanjeev Aggarwal
Name:	Sanjeev Aggarwal